Exhibit 99.1

Great Elm Capital Group Announces Restart of its Rights Offering

BOSTON, November 1, 2016 — Great Elm Capital Group, Inc. (NASDAQ:GEC) announced today that it intends to restart its previously disclosed $45 million rights offering.

Great Elm Capital Group distributed non-transferable rights to purchase shares of its common stock to its common stockholders of record as of October 13, 2016. In order to not result in an equity shift under Section 382 of the Internal Revenue Code of 1986, the rights are stapled to the common stock held by the stockholders of record. The rights are not transferable separate from the shares of common stock.

Uncertainty in the market has arisen as to the non-transferability feature of the existing rights and the effectiveness of an irrevocable exercise of the existing rights under automated subscription processing systems. In order to remove ambiguity, Great Elm Capital Group is terminating the existing rights as contemplated by its prospectus dated October 14, 2016. All subscriptions made under the existing rights will be returned.

At the close of business on the day the registration statement becomes effective (the “Effective Date”), the Great Elm Capital Group common stock and the new rights will be attached to each other. On the trading day following the Effective Date until the Expiration Date described below, the Great Elm Capital Group common stock together with the attached rights are expected to trade under a new CUSIP and ticker symbol representing both shares of Great Elm Capital Group common stock and subscription rights. Upon the earlier of the exercise of the new rights or the Expiration Date, the shares will trade under a new CUSIP and the “GEC” symbol.

Each basic subscription privilege under the new subscription period will entitle the holder to purchase a number of shares of Great Elm Capital Group common stock at a cash subscription price equal to 80% of the volume weighted average price of the Great Elm Capital Group common stock for the 30 consecutive trading-days ending on and including the Effective Date.

The rights in the new subscription period may be exercised until 5:00 p.m. New York time on the thirtieth calendar day after the Effective Date (the “Expiration Date”). Any purchaser or other transferee of units of shares and new rights after the Effective Date and before the Expiration Date or termination of the offering of the new rights or the exercise of such attached new rights will be permitted to exercise the subscription rights attached — or “stapled” — within the unit.

The exercise price of the new rights must be paid before the Expiration Date with a check delivered to the subscription agent by the Expiration Date or by timely DTC credit to the subscription agent’s account.

Holders that exercise their basic subscription privileges in full will also have over-subscription privileges, pursuant to which they may be able to purchase additional shares at the subscription price to the extent that all basic subscription privileges of new rights holders are not exercised, subject to the limitations described in the prospectus.

Great Elm Capital Group entered into a backstop agreement with a consortium of investors, led by Gracie Investing LLC that also includes all of the members of Great Elm Capital Group’s board of directors. Subject to the conditions in the backstop agreement, if the gross proceeds from exercise of the rights are less than $45 million, the backstop providers will purchase up to $36.6 million of shares at the same price per share as offered to rights holders. The backstop providers have consented to the restart of the rights offering as described in this press release.

Private investment funds managed by MAST Capital Management, LLC have indicated their current intention to fully exercise their basic subscription privileges under the new rights. Such indications are non-binding and there is no assurance that such funds will fully exercise their basic subscription privileges in the restarted rights offering.

Oppenheimer & Co. and Janney Montgomery Scott are acting as dealer managers for the rights offering.

Great Elm Capital Group will distribute a new prospectus and non-separable rights certificate immediately following the effectiveness of the registration statement.

Great Elm Capital Group reserves the right to cancel or terminate the rights offering at any time prior to the expiration date of the rights offering.

Safe Harbor Statement in Connection With the Offer and Sale

A registration statement relating to the restart of the rights offering will be filed with the Securities and Exchange Commission and has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time a registration statement becomes effective. A copy of the prospectus relating to the restart of the rights offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and additional materials relating to the rights offering will available to stockholders from the Information Agent for the offering, MacKenzie Partners, toll free at (800) 322-2885 or (212) 929-5500 (collect) if you are located outside of the U.S. or Canada.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, and there shall not be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Great Elm Capital Group

Great Elm Capital Group is a Nasdaq-listed holding company headquartered in Boston, Massachusetts. Additional information about Great Elm Capital Group is available on its website at www.greatelmcap.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed in the “Risk Factors” section of the registration statement and in Great Elm Capital Group’s SEC reports filed from time to time. Further information relating to Great Elm Capital Group’s financial position, results of operations, and investor information is contained in the company’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmcap.com or at the SEC website www.sec.gov.

Media & Investor Contact:

Meaghan Mahoney

+1 617 375-3005

meaghan@mastcapllc.com